Exhibit 2.1

[Execution Copy]

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

INSIGHT ACQUISITION CORP.,

IAC MERGER SUB INC.

AND

ALPHA MODUS, CORP.

DATED AS OF OCTOBER 13, 2023

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 13, 2023 (the “Effective Date”), is made by and among Insight Acquisition Corp., a Delaware corporation (“IAC”), IAC Merger Sub Inc., a Florida corporation and wholly-owned subsidiary of IAC (“Merger Sub”), and Alpha Modus, Corp., a Florida corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Florida Business Corporations Act (the “FBCA”), IAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of IAC (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, the respective boards of directors of each of IAC, Merger Sub and the Company have each approved, declared advisable and in the best interests of their respective stockholders and resolved to recommend to their respective stockholders, this Agreement, the Ancillary Agreements, the Transactions (including the Merger) upon the terms and subject to the conditions of this Agreement, the Ancillary Agreements and in accordance with the DGCL and the FBCA, as applicable;

WHEREAS, within 24 hours after the execution and delivery of this Agreement, in connection with the Transactions, IAC and the Requisite Stockholders will enter into Stockholder Support Agreements (the “Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit A, providing that, among other things, the Requisite Stockholders will vote their Company Shares in favor of the adoption and approval of this Agreement, the Ancillary Agreements, the Merger and the other Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, IAC, certain stockholders of the Company and certain stockholders of IAC, shall enter into an Amended & Restated Registration Rights Agreement (the “Registration Rights Agreement”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, IAC and certain stockholders of the Company who will receive IAC Class A Common Stock have entered into Confidentiality and Lock-Up Agreements (the “Company Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit C;

WHEREAS, shares of IAC Class B Common Stock shall automatically convert into shares of IAC Class A Common Stock at the Effective Time in accordance with the IAC Certificate of Incorporation;

WHEREAS, pursuant to the IAC Certificate of Incorporation, IAC shall provide an opportunity to its stockholders to have their shares of IAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the IAC Certificate of Incorporation, the Trust Agreement, the Prospectus and the Proxy Statement in conjunction with, inter alia, obtaining approval from the IAC Stockholders for the Business Combination (the “Redemption”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, IAC and Insight Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) are entering into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, the Sponsor has agreed to certain lock-up restrictions in respect of its IAC Class A Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and certain stockholders of IAC are entering into Stockholder Support Agreements, dated as of the date hereof (the “IAC Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit F, providing that, among other things, the IAC stockholders party to the IAC Stockholder Support Agreements will vote their IAC Common Stock in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, prior to the consummation of the Transactions, IAC shall, subject to obtaining the IAC Stockholder Approval, amend and restate the IAC Certificate of Incorporation (the “IAC Second A&R Charter”) in the form attached hereto as Exhibit G;

WHEREAS, at the Effective Time, the bylaws of IAC shall be amended and restated in the form attached hereto as Exhibit H (the “IAC A&R Bylaws”);

WHEREAS, prior to the Closing, in connection with the Transactions, IAC and each of William Alessi, Chris Chumas, and Oscar Brito, intend to enter into employment agreements with IAC (the “Employment Agreements”), effective as of the Closing, in form and substance acceptable to the Company and IAC; and

WHEREAS, for United States federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, that the Company’s board of directors and the board of directors of, Merger Sub and IAC have approved this Agreement and intend that it constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Stockholder Support Agreements, the IAC Stockholder Support Agreement, the Company Lock-Up Agreement, the Sponsor Lock-Up Agreement, the Registration Rights Agreement, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by IAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Business Data” means all confidential business information and data that is accessed, collected, used, stored, shared, distributed, transferred, destroyed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that the Company owns or uses in the conduct of the business of the Company.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Charter” means the Company’s Amended and Restated Articles of Incorporation as in effect as of the date of this Agreement.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impairs, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change in Law or GAAP or the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions explicitly taken or not taken by the Company as required by this Agreement or any Ancillary Agreement to which it is a party; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representation or warranty set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 but subject to any disclosures set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 of the Company Disclosure Schedule or the closing condition relating thereto); (g) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to a Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which IAC has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that the Company is disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company operates.

“Company Outstanding Shares” means the total number of shares of Company Common Stock, and the Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including any Equity Equivalents on an “as-converted” to Company Common Stock basis.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, and the Company Series B Preferred Stock.

“Company Securities” means the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Options, Company Warrants and any other Equity Equivalents of the Company.

“Company Securityholder” means a holder of Company Securities.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Shares” means the shares of Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of Company Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or IAC, or any Suppliers or customers of the Company or IAC or its subsidiaries (as applicable) that is not already generally available to the public and subject to an obligation of confidentiality, including any Intellectual Property rights.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Employee Benefit Plans).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Earnout Pro Rata Portion” means, with respect to each holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of IAC Class A Common Stock into which such holder’s shares of Company Common Stock (after giving effect to the conversions contemplated by Section 3.01(a)) are converted in accordance with Section 3.01(b) divided by (ii) the total number of shares of IAC’s Class A Common Stock into which all outstanding shares of Company Common Stock are converted in accordance with Section 3.01(b). In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout Shares” means the shares of IAC Class A Common Stock that may be issued pursuant to Section 3.06 and Annex 1.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, or similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten (excluding governmental programs and de minimis fringe benefits).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Equivalents” means options, warrants, preemptive rights, calls, convertible securities, conversion rights or other equity securities or rights relating to the issued or unissued share capital of the Company.

“Equity Value” means $110,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Formation Date” means July 11, 2014.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Hazardous Substance(s)” means (i) any substances, wastes, gases or materials defined, listed, designated, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, radon mold or urea formaldehyde insulation; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of IAC, filed with the Secretary of State of the State of Delaware on September 1, 2021 and as amended, including on March 6, 2023 and September 6, 2023.

“IAC Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets or results of operations of IAC or (ii) prevents, materially impairs, materially delays or materially impedes the performance by IAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a IAC Material Adverse Effect: (a) any change or proposed change in Law or GAAP or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which IAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by IAC as explicitly required by this Agreement or any Ancillary Agreement to which it is a party; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representation or warranty set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 but subject to any disclosures set forth in Section 4.04, Section 4.05, Section 4.06, Section 4.16 or Section 4.25 of the Company Disclosure Schedule or the closing condition relating thereto); (g) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to a Material Adverse Effect); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that IAC is disproportionately and adversely affected thereby as compared with other participants in the industry in which IAC operates.

“IAC Organizational Documents” means the IAC Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented, and including in accordance with the terms of this Agreement.

“IAC Stockholder” means a holder of IAC Common Stock.

“IAC Stockholders’ Meeting” means a meeting of the holders of IAC Common Stock to be held for the purpose of approving the IAC Proposals.

“IAC Units” means the units issued in the IPO or the overallotment consisting of one (1) share of IAC Class A Common Stock and one-half (1/2) of one (1) IAC Warrant.

“Indebtedness” means, with respect to the Company, any liabilities in respect of: (a) borrowed money, whether current, short-term, secured or unsecured or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by bonds, notes, debentures, mortgages or similar instruments; (c) lease obligations that are required to be capitalized in accordance with GAAP; (d) deferred payments, the deferred purchase price of assets, services or securities (including all seller notes and “earn outs” but excluding ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, including standby letters of credit, bankers’ acceptances (to the extent drawn), surety bonds (to the extent drawn), other financial guarantees and interest rate protection agreements (to the extent drawn, and without duplication of other indebtedness supported or guaranteed thereby); (g) currency or interest rate swaps, collars, caps, hedges, derivatives or similar arrangements; (h) bank overdrafts and deferred liabilities; (i) all Indebtedness of the type referred to in clauses (a) through (h) guaranteed by the Company or secured by any Lien upon any property or asset owned by the Company or guarantees in respect of the purchase or lease of real property; and (j) accrued and unpaid interest, premiums, penalties, breakage costs, redemption fees or pre-payment costs and other amounts owing in respect of the items described in the foregoing clauses (a) through (i). For the avoidance of doubt, Indebtedness shall not include Taxes.

“Intellectual Property” means any and all worldwide rights, title and interests in or to intellectual or industrial property, including the following: (i) registered and unregistered patents, patent applications (including provisional and non-provisional applications) and all claims to priority of same, invention disclosures and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers/handles and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software, database and other works of authorship and further including any moral rights; and (iv) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential information or proprietary rights (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the individuals listed on Section 1.01(A) of the Company Disclosure Schedule after reasonable inquiry and in the case of IAC, the actual knowledge of Michael Singer and Jeffrey Gary after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company as tenant, subtenant, licensee or occupant, together with, to the extent leased, subleased, licensed or occupied by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any charge, lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind (other than those created under applicable securities Laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“Milestone” means each of the $13.00 Share Price Milestone, $15.00 Share Price Milestone, and the $18.00 Share Price Milestone as defined in Annex 1.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such non-monetary imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s current use of the assets that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Annual Financial Statements, (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (ix) in the case of Company only, Liens of Janbella Group, LLC, to secure repayment of promissory notes issued by the Company to it as reflected on Section 1.01(B) of the Company Disclosure Schedule.

“Per Share Stock Consideration” means a number of shares of IAC Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) $10.00, up to a maximum number of 11,000,000 shares of IAC Class A Common Stock.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Company Outstanding Shares.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information that relates to or can be used to identify an identifiable individual, or that relates to an individual and can be linked to an individual’s device or IP address. It includes, but is not limited to, “biometric information,” “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed, or other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” means the proxy statement filed by IAC as part of the Registration Statement with respect to the IAC Stockholders’ Meeting for the purpose of soliciting proxies from IAC Stockholders to approve the IAC Proposals (which shall also provide the IAC Stockholders with the opportunity to redeem their shares of IAC Common Stock in connection with a stockholder vote on the Business Combination).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of licensed Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of licensed Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of licensed Software).

“Redemption Rights” means the redemption rights provided for in Article 9 of the IAC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that registered, pending or applied-for with a Governmental Authority, a domain name registry, or social media provider whether applied for or registered in the United States or internationally as of the date of this Agreement

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Substance, (ii) prevent the Release of any Hazardous Substance so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Requisite Approval” means the written consent or affirmative vote of (i) the holders of a majority of the Company Preferred Stock (voting together as a single class on an “as-converted” to Company Common Stock basis), (ii) the holders of a majority of Company Common Stock and Company Preferred Stock outstanding (voting together as a single class on an “as-converted” to Company Common Stock basis); and (iii) the holders of a majority of the Company Common Stock (voting together as a single class).

“Requisite Stockholders” means the Persons listed on Section 1.01(C) of the Company Disclosure Schedule.

“Sanctioned Person” means any Person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive economic Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or otherwise controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Insight Acquisition Sponsor LLC, a Delaware limited liability company.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor Shares” means the shares of the IAC Class A Common Stock and IAC Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“Sponsor Warrants” means the private placement warrants exercisable for IAC Class A Common Stock held by the Sponsor as of immediately prior to the Closing.

“Stock Consideration” means a number of shares of IAC Class A Common Stock equal to the quotient of (i) the Equity Value divided by (ii) $10.00.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, IAC or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes (including any charges, duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, withholding, occupancy, license, lease, service use, severance, capital, production, premium, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, recording, ad valorem, excise, commercial rent, escheat, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all and any interest, fines, penalties, assessments or additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by IAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by Box, with access made available to IAC and its Representatives.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto except with respect to the Company Disclosure Schedule and the IAC Disclosure Schedule and (ix) references to any Law shall include all rules and regulations promulgated thereunder and shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  Any reference in this Agreement to “made available” means a document or other item of information that was provided to IAC or Merger Sub by the Company or its Representatives and uploaded to the Virtual Data Room, at least three (3) days prior to the date of this Agreement.

(e)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
AGREEMENT AND PLAN OF MERGER

Section 2.01  The Merger. Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the DGCL and the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation following the Merger.

Section 2.02  Effective Time; Closing.

(a)  As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Certificate of Merger”) with the Division of Corporations of the State of Florida, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)  Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04  Governing Documents.

(a)  At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read substantially similar to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that all references in the certificate of incorporation of Merger Sub (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Company Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided therein and in accordance with the FBCA (subject to Section 7.06).

(b)  The bylaws of the Company as in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation until thereafter supplemented or amended as provided therein, in the Surviving Corporation’s certificate of incorporation and in accordance with the FBCA (subject to Section 7.06).

(c)  Subject to receipt of the IAC Stockholder Approval, IAC shall file the IAC Second A&R Charter with the Secretary of State of the State of Delaware on the Closing Date and prior to the Effective Time (to be effective upon its filing).

(d)  IAC shall take all necessary action such that the IAC A&R Bylaws shall be the bylaws of IAC as of immediately following the Effective Time and until thereafter supplemented or amended as provided therein, in the IAC Second A&R Charter and in accordance with the DGCL.

Section 2.05  Directors and Officers.

(a)  The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the FBCA and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)  The parties shall cause the Board of Directors of IAC (the “IAC Board”) and the officers of IAC as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the IAC Second A&R Charter and the IAC A&R Bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section 2.06  U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Section 4.14(r) and Section 5.15(p), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

Section 3.01  Conversion of Securities.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of IAC, Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive (i) the contingent right to receive a number of Earnout Shares (which may be 0) following the Closing in accordance with Section 3.06 and Annex 1, and (ii) the Per Share Stock Consideration.

(b)  From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive consideration as described in Section 3.01(a) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(a) into which such share of Company Common Stock shall have been converted.

(c)  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Share held in the treasury of the Company or by any Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such Company Shares, the “Cancelled Shares”).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 3.02  Exchange of Company Securities.

(a)  Exchange Fund. On the Closing Date, IAC shall deposit, or shall cause to be deposited, with an exchange agent to be mutually agreed upon by the parties hereto (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this Section 3.02, the number of shares of IAC Class A Common Stock equal to the Stock Consideration (such shares of IAC Class A Common Stock, the “Exchange Fund”). IAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable portion of the Stock Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b)  Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), IAC shall cause the Exchange Agent to deliver to each holder of Company Common Stock entitled to receive the Per Share Stock Consideration pursuant to Section 3.01 a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Shares for such Company Stockholder’s applicable portion of the Stock Consideration from the Exchange Fund, and that shall be in form and contain provisions which IAC may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), which shall (i) contain customary representations and warranties as to title, authorization, execution and delivery, (ii) contain a customary release of all claims against IAC and the Company arising out of or related to such holder’s ownership of Company Shares, (iii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon proper delivery of any stock certificate representing the Company Shares (a “Certificate”) to the Exchange Agent, and (iv) include instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Promptly following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such Company Shares are or were certificated), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and IAC shall instruct the Exchange Agent to deliver the Per Share Stock Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Stock Consideration, in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for one year after the Effective Time shall be delivered to IAC by the Exchange Agent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.02 shall thereafter look only to IAC for their Per Share Stock Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any authority shall, to the extent permitted by applicable Law, become the property of IAC free and clear of any claims or interest of any person previously entitled thereto.

(d)  No Further Rights in Company Shares. The Per Share Stock Consideration payable upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(e)  Adjustments to Per Share Consideration. The Per Share Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to IAC Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)   No Liability. None of IAC or the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02(c).

(g)  Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, IAC and Merger Sub shall be entitled to deduct and withhold from amounts (including shares or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(h)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Stock Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(i)  Fractional Shares. No certificates or scrip or shares representing fractional shares of IAC Class A Common Stock shall be issued upon the exchange of Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of IAC or a holder of shares of IAC Class A Common Stock. Notwithstanding anything to the contrary contained herein, no fraction of a share of IAC Class A Common Stock shall be issued by virtue of the Merger or the Transactions contemplated hereby, and each holder who would otherwise be entitled to a fraction of a share of IAC Class A Common Stock (after aggregating all fractional shares of IAC Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of IAC Class A Common Stock issued to such holder rounded in the aggregate to the nearest whole share of IAC Class A Common Stock.

(j)   Merger Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to IAC a schedule (the “Merger Payment Schedule”) that is true, complete and correct showing the following, in each case as of immediately prior to the Effective Time, (i) the name and address of record of each Company Securityholder and the number and class, type, or series of shares of Company Securities held by such Person, (ii) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number of shares of IAC Class A Common Stock to be issued to such holders of Company Securities in accordance with Section 3.01 and the Company Charter, (iii) with respect to each holder of Company Securities, the Earnout Pro Rata Portion in respect of such holder’s Company Securities (iv) the number of Company Outstanding Shares, and (v) a calculation of the Per Share Merger Consideration Value. The Company shall provide explanatory or supporting information, including calculations, as IAC may reasonably request

Section 3.03  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law.

Section 3.04  Payment of Expenses.

(a)  No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to IAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders. All of these expenses will be paid by the Company and/or Surviving Corporation at the Closing.

(b)  No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, IAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of IAC, Merger Sub or Sponsor for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of IAC, Merger Sub or Sponsor in connection with the Transactions or otherwise in connection with IAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding IAC Transaction Expenses”). At the Effective Time and subject to the Closing, the Outstanding IAC Transaction Expenses shall be paid first in accordance with Section 7.14 and second by the Surviving Corporation, which Outstanding IAC Transaction Expenses shall include the excise tax liability for excise taxes associated with Redemptions by IAC Stockholders.

(c)  Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that (i) the Company shall pay all SEC filing fees, accounting and auditing expenses, printing expenses, fairness opinion and/or valuation expenses, HSR expenses and proxy expenses (but not legal expenses except as defined below) incurred by IAC in connection with the Registration Statement, the Nasdaq Listing Application, and the Proxy Statement; (ii) IAC and the Company shall each pay 50% of Trust Fund expenses, including any monthly extension payments, beginning four (4) months following the date of this Agreement; and (iii) the Company shall pay 50% of any legal retainers paid by IAC in connection with the Transactions contemplated by this Agreement.

(d)  The Company shall pay the excise tax liability for excise taxes associated with Redemptions by IAC Stockholders in the event this Agreement is terminated pursuant to Section 9.01(e) or Section 9.01(f) or in the event that IAC provides the Company with written notice of a Company Material Adverse Effect or the Company fails to close the Transactions for any reason other than a material breach by IAC.

Section 3.05  Appraisal Rights.

(a)  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 1302 et seq. of the FBCA (such shares, “Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 3.01(a), and shall instead entitle the holder thereof only to such rights as are provided such holder by Section 1302 et. seq. of the FBCA. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 1302 et seq. of the FBCA, then such shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the consideration set forth in Section 3.01(a) in accordance with this ARTICLE III.

(b)  Prior to the Closing, the Company shall give IAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the FBCA. The Company shall not, except with the prior written consent of IAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06  Sponsor Earnout Shares. At the Closing, Sponsor shall deposit into escrow 750,000 shares of IAC Class A Common Stock (the “Escrowed Sponsor Shares”), and the Escrowed Sponsor Shares shall be released from escrow to Sponsor (or forfeited and cancelled) according to the milestones set forth in Annex 1 hereto.

Section 3.07  IAC Financing Shares. IAC has agreed to contribute up to 750,000 shares of IAC Class A Common Stock held by Sponsor to facilitate a capital financing (“IAC Financing Shares”). Upon satisfactory evidence of funding at or prior to Closing, IAC will transfer up to 750,000 shares of IAC Class A Common Stock held by Sponsor as directed by IAC and Company. In the event that the actual number of IAC Financing Shares is less than 750,000 shares of IAC Class A Common Stock, the difference, if any, shall be returned to IAC for further return to Sponsor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to IAC and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to IAC and Merger Sub as follows:

Section 4.01  Organization and Qualification; Subsidiaries.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and schedule of stockholders (or comparable equity holders). Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries do not directly or indirectly own, and have never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other Person.

Section 4.02  Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to IAC in the Virtual Data Room a complete and correct copy of the Company Charter and the bylaws of the Company and the equivalent organizational documents of each of the Company’s Subsidiaries. The Company Charter, the bylaws of the Company and such organizational documents are accurate and complete and are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or bylaws of the Company, and none of the Company’s Subsidiaries is in violation of any provision of its organizational documents, and there are no circumstances known to the Company that would be reasonably expected to give rise to a violation of any of the provisions of the Company Charter, the bylaws of the Company or any of the organizational documents of any of the Company’s Subsidiaries. The Company is not in violation of any stockholders agreement, voting agreement or similar organizational document to which it or any of its Subsidiaries is a party and, to the Company’s knowledge, no other party to any such agreement is in violation thereof and there are no circumstances known to the Company that would reasonably be expected to give rise to any such violation by the Company, any of its Subsidiaries or any other party thereto.

Section 4.03  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 490,000,000 shares of Company Common Stock, of which 11,000,000 shares are issued and outstanding; and (ii) 5,100,000 shares of Company Series A Preferred Stock, none of which are issued and outstanding; and (iii) 10 shares of Company Series B Preferred Stock, none of which are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Common Stock and Company Preferred Stock are as stated in the Company Charter. No Company Shares are held in the treasury of the Company, and no shares of Company Common Stock are reserved for future issuance pursuant to outstanding convertible securities or other purchase rights (the “Company Share Awards”).

(b) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting or non-voting interests in, the Company or any of its Subsidiaries. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its Subsidiaries has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any of its Subsidiaries. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any of its Subsidiaries is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company or any of its Subsidiaries to which the Company or one or more of its Subsidiaries is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of its Subsidiaries.

(c)  Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof, if applicable: (i) the name of the Company Share Award recipient; (ii) how the Company Share Award was granted; (iii) the number and type of shares of the Company outstanding with respect to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to IAC in the Virtual Data Room all forms of award agreements evidencing all outstanding Company Share Awards. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)  (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the proposed Transactions, and (ii) all outstanding Company Shares and all outstanding Company Share Awards have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the organizational documents of the Company.

(f)   Except for the Company Shares held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)  All outstanding Company Shares, and all outstanding comparable equity interests in respect of the Company’s Subsidiaries, have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company or any such Subsidiary is a party.

Section 4.04  Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and, with respect to the Merger only, the filing and recordation of appropriate merger documents as required by the FBCA). This Agreement and each other Transaction Document to which the Company is a party and has executed has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by IAC and Merger Sub and the other parties thereto, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). No state takeover Law or similar restrictions are applicable to the Merger or the other Transactions.

Section 4.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the FBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions referenced in Section 4.05(b) and set forth on Section 4.05(b) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the consummation of the Merger by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any of its Subsidiaries, under any Contract to which the Company or any of its Subsidiaries is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect. The Contracts listed on Section 4.05(a) of the Company Disclosure Schedule are the only Contracts requiring a consent, approval, authorization, Order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the Transactions (each, a “Company Consent”).

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06  Permits; Compliance.

(a)  Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “Company Permits”). Each Company Permit is in full force and effect in accordance with its terms and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, none of such Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Company Permit. Each of the Company and its Subsidiaries is in material compliance with all Company Permits applicable to the Company and its Subsidiaries.

(b)  Each of the Company and its Subsidiaries is, and since December 31, 2021, has been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2021, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

(c)  The Company and its Subsidiaries are not in conflict with, or in default, breach or violation of, and, to the Company’s knowledge, there is no event which, with notice or lapse of time or both, would become a default of, any Material Contract, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.07  Financial Statements; Internal Controls.

(a)  The Company has made available to IAC in the Virtual Data Room true and complete copies of the audited balance sheets of the Company as of December 31, 2022, and as of December 31, 2021, and the related statements of operations, stockholders’ deficit and cash flows of the Company for each of the years then ended (collectively, the “Audited Annual Financial Statements”). Each of the Audited Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and in accordance with the requirements of PCAOB for public companies and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  Each of the Unaudited Interim Financial Statements (as described in Section 7.13(b)) (including the notes thereto), when delivered in accordance with this Agreement, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and in accordance with the requirements of PCAOB for public companies and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)  Except as and to the extent set forth on the Audited Annual Financial Statements or, when delivered, the Unaudited Interim Financial Statements, the Company does not have any liability, debt or obligation of a nature (whether accrued, absolute, contingent or otherwise), required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for: (i) liabilities that were incurred in the ordinary course of business since the Audited Annual Financial Statements date, (ii) liabilities or obligations disclosed in the Company Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably expected to be material to the Company. None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract or arrangement that would constitute an “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company on the Audited Annual Financial Statements or, when delivered, the Unaudited Interim Financial Statements.

(d) Since the Formation Date, (i) none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)  To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)   All accounts receivable of the Company or any of its Subsidiaries reflected on the Audited Annual Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Audited Annual Financial Statement, or reserved in the Unaudited Interim Financial Statements when delivered. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2022, none of the Company or any of its Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which the Company or any of its Subsidiaries sells goods, fills orders or record sales.

(g)  All accounts payable of the Company or any of its Subsidiaries reflected on the Audited Annual Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2022, none of the Company or any of its Subsidiaries has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company and its Subsidiaries maintain systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and its Subsidiaries maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has made available to IAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company or any of its Subsidiaries to the Company’s or any of its Subsidiaries’ respective independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries. Since December 31, 2022, there have been no material changes in the Company’s or any of its Subsidiaries’ respective internal control over financial reporting.

(i)   Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any of its Subsidiaries’ respective management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08  Absence of Certain Changes or Events.

(a)  Since December 31, 2022, and prior to the date of this Agreement, except as otherwise reflected in the Audited Annual Financial Statements, or as expressly contemplated by this Agreement, (i) the Company and each of its Subsidiaries has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (ii) neither the Company nor any of its Subsidiaries has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than non-exclusive licenses (or sublicenses of Company Owned IP granted in the ordinary course of business), and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

(b)  Since December 31, 2022, through the date hereof, there has not been a Company Material Adverse Effect.

Section 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any property or asset of the Company or any Subsidiary, or any of their respective current or former directors or officers (provided, that any of the following matters involving the directors or officers of the Company or its Subsidiaries must be related to the Company’s or a Subsidiary’s business, equity securities or assets) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.10  Employee Benefit Plans.

(a)  Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each Plan, the Company has made available to IAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust, insurance contract, or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2021 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) the three (3) most recent nondiscrimination testing reports, and (vi) any material, non-routine correspondence from any Governmental Authority with respect to any Plan since the Formation Date. The Company does not have any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)  None of the Plans is or was since the Formation Date, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d) The Company is not, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which the Company or any Subsidiary will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person.

(e)  None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f)   Each Plan is and has been since the Formation Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)  Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion, or advisory letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any Subsidiary. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)   All contributions, premiums or payments required to be made with respect to any Plan have been, in all material respects, timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(j)  The Company and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)  The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code or any other provision of the PPACA.

(l)   Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan. No Company Options or other equity-based awards have been issued or granted by the Company are subject to Section 409A of the Code. There is no Contract or plan to which the Company or any Subsidiary is a party or by which it is bound to compensate any employee, consultant, director, or other Person for penalty taxes paid pursuant to Section 409A of the Code.

Section 4.11  Labor and Employment Matters.

(a)  Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual by first and last name the following: (i) title or position (including whether full or part time); (ii) hire date and service date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) commission, bonus or other incentive based compensation; (v) whether the employee is classified as exempt or non-exempt; and (vi) location. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, (i) each Company Employee is employed “at will” and (ii) the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement.

(b)  Section 4.11(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individual independent contractors (including consultants) currently engaged by the Company, along with the each such contractor’s date of retention and rate of remuneration.

(c)  (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any of their respective current or former employees, a Person alleging to be a current or former employee or any Governmental Authority, relating to any alleged violation of Law or regulation, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship; (ii) neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(d)  The Company and each of its Subsidiaries is and has been since the Formation Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Laws), immigration, employee classification, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages and overtime wages, hours of work, employee scheduling, employee terminations and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing nor is liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e)  Except as would not be material, (i) all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), (ii) no such individual has been improperly included or excluded from any Plan, and (iii) neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 4.12  Real Property; Title to Assets.

(a)  Neither the Company nor any of its Subsidiaries owns any real property.

(b)  Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment, extension, renewal or guaranty to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to IAC in the Virtual Data Room. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, licenses, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its Subsidiaries, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property.

(c)  Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individual or in the aggregate, be material to the Company.

(d)  The Company and its Subsidiaries have legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

(e)  All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company and its Subsidiaries in the conduct of the Business are included in the Leased Real Property.

Section 4.13  Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or any of its Subsidiaries: (1) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, registration number, application number, the jurisdiction or registrar, the status and any responsive deadline or fee as to each due within 90 days of the date of this agreement), (2) all material unregistered Company Owned IP and (3) all Contracts or agreements to use any material Company Licensed IP (other than Contracts for (x) commercially available, “off-the-shelf” Software and Open Source Software, and (y) commercially available Business Systems). The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the ordinary course of the business of the Company as currently conducted and is sufficient for the conduct of such business as currently conducted as of the date hereof. For each patent right listed in Schedule 4.13(a), the Company and its Subsidiaries, and their respective attorneys, agents and relevant employees and other representatives have met their duty of disclosure and candor and good faith as required under 37 C.F.R. § 1.56 and complied with analogous laws and regulations where applicable outside of the United States.

(b)  Other than as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens, and non-exclusive licenses), all right, title and interest in and to the Company Owned IP and have the right to use pursuant to a valid and enforceable written contract or license, all material Company Licensed IP. All material Company Owned IP is subsisting, and to the knowledge of the Company, valid and (other than pending applications) enforceable, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filing fees related thereto, in each case due prior to the date hereof, have been duly made.

(c)  Each of the Company and its Subsidiaries has taken and takes commercially reasonable actions to maintain, protect and enforce all material Company Owned IP, including the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. Neither the Company nor any of its Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(d)  Other than as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) there have been no claims filed and served or material claims threatened in writing, against the Company or any of its Subsidiaries by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Owned IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other Persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Other than as set forth in Section 4.13(e) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or its Subsidiaries, as applicable, substantially in the form made available to Merger Sub or IAC in the Virtual Data Room, pursuant to which each Person (i) conveys to the Company or such Subsidiary, as applicable, any and all right, title and interest in and to all Intellectual Property developed by such Person specifically for the Company or such Subsidiary, as applicable, and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Owned IP and (ii) obligates such Person to keep any Confidential Information, including trade secrets, of the Company or such Subsidiary, as applicable, confidential both during and after the term of employment or engagement. No such Person is in violation of any such agreement.

(f)   Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products by the Company or any of its Subsidiaries, and for each such item of Open Source Software, the name and version number of the applicable license.

(g)  Neither the Company nor any of its Subsidiaries uses or has used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other Person any rights to or immunities under any of the Company Owned IP, or (ii) subject any of the Company Owned IP to any Reciprocal License.

(h)  The Company and each of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company and such Subsidiary, as applicable, as currently conducted by the Company and such Subsidiary, as applicable. The Company and each of its Subsidiaries maintains commercially reasonable data backup, data breach, data storage, system redundancy, disaster recovery, business continuity and risk assessment plans, procedures and facilities. The Business Systems controlled by the Company and each of its Subsidiaries (i) are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the business of the Company and such Subsidiary, as applicable, (ii) conform in all material respects with all representations and warranties established by the Company and such Subsidiary, as applicable, to its customers pursuant to its contractual obligations to its customers, (iii) have been maintained by the Company and such Subsidiary, as applicable, in accordance with its contractual obligations to its customers and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software, or any software routine designed to disable. To the Company’s knowledge, since the Formation Date, there has not been any material failure, breakdown, or other adverse event with respect to any of the Business Systems that are material to the conduct of the business of the Company and its Subsidiaries that has not been remedied or replaced in all material respects.

(i)  The Company and each of its Subsidiaries has possession of or access to the source code for each material version of Software owned or purported to be owned by the Company or such Subsidiary, as applicable (“Company Software”), as well as documentation related thereto, sufficient to enable a software developer of reasonable skill to understand, debug, repair, revise, modify, enhance, compile, support and otherwise utilize such Software. Except as set forth on Section 4.13(i) of the Company Disclosure Schedule, to the knowledge of the Company, no Person other than the Company, its Subsidiaries and their respective contractors engaged to provide services relating to the Company Software has possession of or access to or rights in the source code of any Company Software. With respect to all material Company Software, the Company and each of its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Company Software. Neither the Company nor any of its Subsidiaries has disclosed source code for Company Software to a third party outside of the scope of a written agreement that reasonably protects the Company’s rights in such source code. Other than pursuant to agreements entered into in the ordinary course of business, no Person other than the Company and its Subsidiaries has any rights to use any Company Software.

(j)   The Company and each of its Subsidiaries currently and since the Formation Date have been in material compliance with (i) all Privacy/Data Security Laws applicable to the Company and such Subsidiaries, (ii) any applicable written privacy or other policies of the Company and its Subsidiaries, respectively, published on a Company website or otherwise made publicly available by the Company and each of its Subsidiaries concerning the collection, dissemination, storage or use of Personal Information in the Company’s or Subsidiary’s possession, custody or control, (iii) industry standards to which the Company or any Subsidiary is contractually bound to adhere with respect to Personal Information in the Company’s or Subsidiary’s possession, custody or control, and (iv) all contractual commitments that the Company or any of its Subsidiaries has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and its Subsidiaries have implemented commercially reasonable data security safeguards to protect the security and integrity of the Business Systems constituting Company Owned IP and any Personal Information in the Company’s or Subsidiary’s possession, custody or control. The employees and contractors of the Company and each of its Subsidiaries receive commercially reasonable training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since the Formation Date, neither the Company nor any of its Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the Company’s or Subsidiary’s possession, custody or control; or (ii) been subject to or received notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information in the Company’s possession, custody or control, or the violation of any applicable Data Security Requirements.

(k) The Company and each of its Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company or such Subsidiary, as applicable, receives and uses such Business Data prior to the Closing Date subject to any restrictions under Data Security Requirements.

(l)   Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(m)    Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the business of the Company and the Subsidiaries, to the knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Company’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Company or any Subsidiaries or used in the development of any Company Intellectual Property. No Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

Section 4.14  Taxes.

(a) The Company and each of its Subsidiaries: (i) has duly and timely filed all Tax Returns it is required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all respects and were prepared in substantial compliance with all applicable Laws; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that it is required to have paid as of the date hereof to avoid penalties or charges for late payment or has adequately reserved in its Annual Financial Statements; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The probable and estimable unpaid Taxes of the Company and its consolidated Subsidiaries as of the date of the Audited Annual Financial Statements did not exceed the reserves for Taxes of the Company and its consolidated Subsidiaries set forth in the Audited Annual Financial Statements.

(b) Neither the Company nor any of its Subsidiaries is a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, and does not have any liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(c) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code or any change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 965(h) of the Code on or prior to the Closing Date.

(d) The Company and each of its Subsidiaries has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g) Neither the Company nor any of its Subsidiaries has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

(h) The Company has made available to IAC in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company for its 2019 tax year.

(i) Neither the Company nor any of its Subsidiaries has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(l) There are no Tax Liens upon any assets of the Company and its Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)  Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns stating that the Company or such Subsidiary, as applicable, is or may be subject to Tax in such jurisdiction.

(o)  For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation. Section 4.14(o) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each Company Subsidiary, and each of the Company Subsidiaries has at all times been treated consistent with such classification.

(p)  The Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s-length.

(q)  Neither the Company nor any of its Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act, (ii) deferred any Taxes under Section 2302 of the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA, or (iii) with respect to (i) or (ii), any corresponding or similar provision of state, local or non-U.S. Tax law. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (as the same may be amended or modified). “FFCRA” means the Families First Coronavirus Response Act (as the same may be amended or modified). Neither the Company nor any Company Subsidiary has filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local or non-U.S. law).

(r)   The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.15  Environmental Matters.

(a)  The Company and each of its Subsidiaries is in material compliance with, and since the Formation Date has not materially violated, applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all permits, licenses and other authorizations required of the Company or such Subsidiary, as applicable, under applicable Environmental Law (“Environmental Permits”), and, to the Company’s knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)  None of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company and its Subsidiaries (including soils and surface and ground waters) are or have been contaminated with, any Hazardous Substances, and neither the Company nor any Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Substances, in each case in a manner, quantity or concentration that has given or would reasonably be expected to give rise to any material liability or obligation under applicable Environmental Laws. To the knowledge of the Company, there is not located at any of the properties of the Company or any Subsidiary any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls. Neither the Company nor any of its Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances.

(c)  The Company and each of its Subsidiaries has all required Environmental Permits, the Company and each of its Subsidiaries is and has been in compliance in all material respects with such Environmental Permits, and no Action is pending or, to the Company’s knowledge, threatened, to revoke, modify, or terminate any such Environmental Permit.

(d)  Neither the Company nor any of its Subsidiaries is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company nor any of its Subsidiaries received any written notice, alleging any material violation of or, or material liability under, Environmental Laws or its Environmental Permits or relating to Hazardous Substances.

(e)  Neither the Company nor any Subsidiary is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Substance.

(f)   The Company has provided or made available to IAC in the Virtual Data Room all material environmental site assessments, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company and its Subsidiaries.

Section 4.16  Material Contracts.

(a)  Section 4.16(a) of the Company Disclosure Schedule lists the following types of Contracts and agreements to which the Company or any of its Subsidiaries is a party, excluding for this purpose, any purchase orders submitted by customers and the Plans listed on Section 4.10(a) of the Company Disclosure Schedule (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all Contracts and agreements with consideration payable to or by the Company or any of its Subsidiaries, exclusive of postage or interchange, of more than $50,000, in the aggregate, over any 12-month period;

(ii) all Contracts and agreements with suppliers to the Company or any of its Subsidiaries, including those relating to the design, development, manufacture or sale of Products of the Company or any of its Subsidiaries, for expenditures paid or payable by the Company or any of its Subsidiaries of more than $25,000, in the aggregate, over any 12-month period;

(iii) all Contracts with any of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, based on revenue for the fiscal year ended December 31, 2022, and the top ten (10) suppliers of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company and its Subsidiaries, for the fiscal year ended December 31, 2022;

(iv) all material Contracts granting rights to manufacture, produce, assemble, license, market or sell any Products of the Company or any of its Subsidiaries;

(v) all material Contracts with any original equipment manufacturer or “Tier 1” original equipment manufacturer or supplier;

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company or any of its Subsidiaries is a party that are material to the business of the Company;

(vii) all management Contracts (excluding Contracts for employment) to the extent material to the business of the Company;

(viii) all Contracts with any directors, officers or employees of the Company or any Subsidiary (other than the Plans listed on Section 4.10(a) of the Company Disclosure Schedule or at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice);

(ix) all Contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any Product of the Company or any of its Subsidiaries to which the Company or such Subsidiary, as applicable, is a party;

(x) all Contracts and agreements evidencing Indebtedness in an amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its Subsidiaries granted to any Person a security interest in or Lien on any of the property or assets of the Company or any of its Subsidiaries, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(xi) all Contracts establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries;

(xii) any Contract with outstanding obligations for the sale or purchase of personal property (excluding Intellectual Property), fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $500,000 in the calendar year ended December 31, 2022, or any subsequent calendar year;

(xiii) all Contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Company Permits;

(xiv) all Contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, excluding Contracts as to which any such limit or limits are solely in respect of confidentiality obligations or use restrictions on confidential information exchanged thereunder;

(xv) all Contracts or arrangements that result in any Person holding a power of attorney from the Company that materially relates to the Company, or materially impacts its business;

(xvi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xvii) all Contracts required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xviii) all Contracts which involve the license or grant of rights to Company Owned IP by the Company or any of its Subsidiaries that are material to the business of the Company, other than non-exclusive licenses (or sublicenses) granted in the ordinary course of business;

(xix) all Contracts or agreements under which the Company or any of its Subsidiaries has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xx) all Contracts or agreements for the development of Company Owned IP for the benefit of the Company or any of its Subsidiaries that are material to the Company, other than employment and consulting agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xxi) all Contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xxii) any Company Affiliate Agreement that will not be terminated at or prior to the Closing;

(xxiii)   any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment, deferred payments or similar obligation;

(xxiv) any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of the Company or any of its Subsidiaries;

(xxv) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries involving consideration in excess of $100,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner); and

(xxvi) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.16 that resulted in revenue or required expenditures in excess of $1,000,000 in the calendar year ended December 31, 2022.

(b)  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole (i) each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries is in breach or violation of, or default, or would be in breach or violation of, or default, with the giving of notice or lapse of time or both, under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default, or would be in breach or violation of, or default, with the giving of notice or lapse of time or both, under, any Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral claim of any default under any such Material Contract. The Company has furnished or made available to IAC in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17  Insurance.

(a)  Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy (including binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance) under which the Company or any of its Subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. A true, correct and complete copy of each such insurance policy as in effect as of the date hereof has previously been made available to IAC in the Virtual Data Room.

(b)  With respect to each such material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), the Company and its Subsidiaries have not received any written notice of cancellation or termination, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as disclosed on Section 4.17 of the Company Disclosure Schedule, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18  Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval is the only vote of the holders of Company Shares any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and the other Transaction Documents to which the Company is a party and approve the Merger and the other Transactions. The Written Consent, if executed and delivered by the Company Stockholders that have executed Stockholder Support Agreements, would satisfy the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions. Each Person listed on Section 1.01(A) of the Company Disclosure Schedule, and each other Person (if any) that executes and delivers a Stockholder Support Agreement prior to the effectiveness of the Written Consent, is an executive officer, director, affiliate, founder or family member of a founder or holder of at least 5% of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

Section 4.19  Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no stockholder, director, employee, officer or other affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates or immediate family members (each of the foregoing, a “Related Person”), to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; (d) beneficial ownership interest (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (e) any contractual or other arrangement with the Company or any of its Subsidiaries, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19 (each of the foregoing, a “Company Affiliate Agreement”). Neither the Company nor any of its Subsidiaries has, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any Related Person (or equivalent thereof) of the Company or such Subsidiary, as applicable, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.20  Exchange Act. Neither the Company nor any of Subsidiaries is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.21  Brokers. Except as disclosed on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22  Certain Business Practices.

(a)  Since the Formation Date, none of the Company, its Subsidiaries, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or such Subsidiary, as applicable, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Law.

(b)  Since the Formation Date, none of the Company, its Subsidiaries, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person, unless authorized, or has otherwise violated applicable Sanctions, while acting on behalf of the Company or such Subsidiary, as applicable. Since the Formation Date, the Company, each of its Subsidiaries and their respective directors, officers, and employees, and, to the Company’s knowledge, agents, while acting on behalf of the Company or such Subsidiary, as applicable, have been in compliance in all material respects with applicable Ex-Im Laws.

(c)  Since the Formation Date, there have not been any material internal investigations, external investigations to which the Company or any of its Subsidiaries has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.23  Registration Statement. The Company represents that the information supplied by the Company for inclusion in the Registration Statement or any current report of IAC on Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of IAC, (iii) the time of the IAC Stockholders’ Meeting, (iv) the Effective Time and (v) in the case of any current report of IAC on Form 8-K, when such current report is filed, made available, mailed or distributed; provided, however, notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.24  Key Customers and Suppliers. Section 4.24 of the Company Disclosure Schedule lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022, and (b) the period from January 1, 2023, through June 30, 2023, the ten most significant customers of the Company and its Subsidiaries (the “Key Customers”) and the ten largest suppliers of goods or services to the Company and its Subsidiaries (the “Key Suppliers”), along with the amounts of such dollar volumes. Neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any Key Customer or Key Supplier that such Key Customer or Key Supplier, as applicable, shall not continue as a customer or supplier (directly or indirectly) of the Company or one or more of its Subsidiaries or that such Key Customer or Key Supplier intends to terminate or modify in a material and adverse manner to the Company its direct or indirect relationship with the Company or any of its Subsidiaries in any material respect. To the extent that any Contract with a Key Customer in effect on the date hereof contemplates or requires that the Company or one or more of its Subsidiaries enter into one or more further Contracts with such Key Customer (or another of its Affiliates) (a “Further Key Customer Contract”), (a) each of the Key Customer (and its applicable Affiliates), on the one hand, and the Company or its applicable Subsidiary, on the other hand, is continuing to negotiate in good faith such Further Key Customer Contract and (b) neither the Key Customer (or any of its applicable Affiliates) nor the Company (or its applicable Subsidiary) has provided written notice or, to the knowledge of the Company, oral notice that the other party is not negotiating in good faith such Further Key Customer Contract. To the extent that any Contract with a Key Supplier in effect on the date hereof contemplates or requires that the Company or one or more of its Subsidiaries enter into one or more further Contracts with such Key Supplier (or another of its Affiliates) (a “Further Key Supplier Contract”), (1) each of the Key Supplier (and its applicable Affiliates), on the one hand, and the Company or its applicable Subsidiary, on the other hand, is continuing to negotiate in good faith such Further Key Supplier Contract and (2) neither the Key Supplier (or any of its applicable Affiliates) nor the Company (or its applicable Subsidiary) has provided written notice or, to the knowledge of the Company, oral notice that the other party is not negotiating in good faith such Further Key Supplier Contract. There is no pending or, to the knowledge of the Company, threatened Action by (x) the Company or any of its Subsidiaries against any Key Customer or Key Supplier or any of its respective Affiliates or (y) a Key Customer or Key Supplier any of its respective Affiliates against the Company or any of its Subsidiaries.

Section 4.25  Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26  Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

Section 4.27  Exclusivity of Representations and Warranties; Company’s Investigation and Reliance. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Subsidiaries, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to IAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company or any of its Subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement or in the Company Officer’s Certificate, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to IAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation, in any other information made available to IAC, its Affiliates or any of their respective Representatives or any other Person or in the Registration Statement, and any such representations or warranties are expressly disclaimed. The Company and its Representatives have been provided with adequate access to the Representatives, properties, offices and other facilities, books and records of IAC and other information that they have requested in connection with their investigation of IAC and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by IAC, Merger Sub or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the IAC Disclosure Schedule) or the other Transaction Documents. None of IAC, Merger Sub nor any of its respective shareholders, Affiliates or Representatives shall have any liability to the Company or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials provided to the Company in any form in expectation of the Transactions.

Section 4.28  Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to IAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of IAC or its Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF IAC AND MERGER SUB

Except as set forth in IAC’s disclosure schedule delivered by IAC to the Company in connection with this Agreement (the “IAC Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced) or in IAC SEC Reports (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), IAC hereby represents and warrants to the Company as follows:

Section 5.01  Corporate Organization.

(a)  IAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and each has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a IAC Material Adverse Effect.

(b)  Except as set forth on the IAC Disclosure Schedule, Merger Sub is the only subsidiary of IAC, and except for Merger Sub, IAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

Section 5.02  Governing Documents. Each of IAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the IAC Organizational Documents and Merger Sub Organizational Documents. The IAC Organizational Documents and Merger Sub Organizational Documents are in full force and effect. Neither IAC nor Merger Sub is in violation of any of the provisions of the IAC Organizational Documents or the Merger Sub Organizational Documents.

Section 5.03  Capitalization.

(a)  The authorized capital stock of IAC consists of (i) 220,000,000 shares of IAC Common Stock, consisting of (A) 200,000,000 shares of Class A Common Stock (“IAC Class A Common Stock”) and (B) 20,000,000 shares of Class B Common Stock (“IAC Class B Common Stock” and, together with the IAC Class A Common Stock, “IAC Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“IAC Preferred Stock”); provided that, upon the effectiveness of the IAC Second A&R Charter, the authorized capital stock of IAC shall be as set forth therein. The issued and outstanding capital stock of IAC as of the date of this Agreement is as set forth on Section 5.03(a) of the IAC Disclosure Schedule. As of the date hereof, the Sponsor holds 4,650,000 shares of IAC Class A Common Stock. As of the Closing, 750,000 of the issued and outstanding shares of IAC Class A Common Stock shall be Escrowed Sponsor Shares and up to 750,000 of the issued and outstanding shares of IAC Class A Common Stock may be IAC Financing Shares. All outstanding shares of IAC Class A Common Stock and IAC Class B Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and no shares of IAC Common Stock are held in the treasury of IAC. The shares of IAC Class A Common Stock issuable in respect of IAC’s private placement warrants (as described in the Prospectus) and IAC Public Warrants (collectively, the “IAC Warrants”) are as set forth on Section 5.03(a) of the IAC Disclosure Schedule. As of the date of this Agreement, the Sponsor holds 7,500,000 IAC Warrants. As of the date of this Agreement, there are no shares of IAC Preferred Stock issued and outstanding. Each IAC Warrant is exercisable for one share of IAC Class A Common Stock at an exercise price of $11.50.

(b)  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”), 1,000 of which are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by IAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)  All outstanding shares of IAC Common Stock and IAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the IAC Organizational Documents.

(d)  The Per Share Stock Consideration being delivered by IAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the IAC Organizational Documents and any other Ancillary Agreement. The Per Share Stock Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(e)  Except for securities issued or to be issued by IAC as permitted by this Agreement, the IAC Warrants and the Sponsor Warrants, IAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IAC or obligating IAC to issue or sell any shares of capital stock of, or other equity interests in, IAC. All shares of IAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither IAC nor any subsidiary of IAC is a party to, or otherwise bound by, and neither IAC nor any subsidiary of IAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Transaction Documents, IAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of IAC Common Stock or any of the equity interests or other securities of IAC or any of its subsidiaries. Except with respect to the Redemption Rights and the IAC Warrants, there are no outstanding contractual obligations of IAC to repurchase, redeem or otherwise acquire any shares of IAC Common Stock. There are no outstanding contractual obligations of IAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.04  Authority Relative to This Agreement; Vote Required.

(a)  Each of IAC and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and, upon receipt of the IAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the IAC Second A&R Charter, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of IAC and Merger Sub and the consummation by each of IAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and, except for the IAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the IAC Second A&R Charter, no other corporate proceedings on the part of IAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the effectiveness of the filing of the IAC Second A&R Charter and the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by IAC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of IAC or Merger Sub, enforceable against IAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

(b) The affirmative vote of (i) holders of 65% of the outstanding shares of IAC Class A Common Stock and IAC Class B Common Stock, voting together as a single class, shall be required to approve the Transaction Proposal, (ii) a majority of the votes cast by the holders of shares of IAC Class A Common Stock and IAC Class B Common Stock, voting together as a single class, present in person or represented by proxy at the IAC Stockholders’ Meeting shall be required to approve the Nasdaq Proposal, and (iii) holders of a majority of the outstanding shares of IAC Class A Common Stock and IAC Class B Common Stock, voting together as a single class, shall be required to approve the A&R Charter Proposal, in each case, assuming a quorum is present to approve. The IAC Proposals are the only votes of any of IAC’s capital stock necessary in connection with the entry into this Agreement by IAC, and the consummation of the Transactions (the approval by IAC Stockholders of all of the foregoing, collectively, the “IAC Stockholder Approval”).

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of IAC and Merger Sub do not, and (in the case of IAC), upon the receipt of the IAC Stockholder Approval and the sole stockholder approval of Merger Sub and the effectiveness of the filing of the IAC Second A&R Charter, the performance of this Agreement by each of IAC and Merger Sub will not, (i) conflict with or violate the IAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of IAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of IAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of IAC or Merger Sub is a party or by which each of IAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a IAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of IAC and Merger Sub do not, and the performance of this Agreement by each of IAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate charter amendment and merger documents as required by the DGCL, (ii) the filing and effectiveness of appropriate merger documents as required by the DGCL, (iii) the effectiveness of the filing of the IAC Second A&R Charter and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent IAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither IAC nor Merger Sub is or has been since its formation in conflict with, or in default, breach or violation of, (a) any Law applicable to IAC or Merger Sub or by which any property or asset of IAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IAC or Merger Sub is a party or by which IAC or Merger Sub or any property or asset of IAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a IAC Material Adverse Effect. Each of IAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for IAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.07(a) of the IAC Disclosure Schedule, IAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “IAC SEC Reports”). IAC has heretofore furnished to the Company true and correct copies of any material amendments and modifications that have not been filed by IAC with the SEC to all agreements, documents and other instruments that previously had been filed by IAC with the SEC and are currently in effect. As of their respective dates, the IAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of IAC has filed with the SEC on a timely basis all documents required with respect to IAC by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the IAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of IAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). IAC has no off-balance sheet arrangements that are not disclosed in the IAC SEC Reports. No financial statements other than those of IAC are required by GAAP to be included in the consolidated financial statements of IAC.

(c) Except as and to the extent set forth in the IAC SEC Reports, neither IAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of IAC’s or Merger Sub’s business, (ii) liabilities or obligations disclosed in the IAC Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to IAC.

(d) Except as set forth on Section 5.07(d) of the IAC Disclosure Schedule, IAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e) IAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to IAC and other material information required to be disclosed by IAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting IAC’s principal executive officer and principal financial officer to material information required to be included in IAC’s periodic reports required under the Exchange Act.

(f) IAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that IAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. IAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of IAC to IAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of IAC to record, process, summarize and report financial data. IAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of IAC. Since December 31, 2022, there have been no material changes in IAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by IAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of IAC and IAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither IAC (including any employee thereof) nor IAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by IAC, (ii) any fraud, whether or not material, that involves IAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by IAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the IAC SEC Reports. To the knowledge of IAC, none of the IAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(j) Neither IAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.08 Absence of Certain Changes or Events. (a) Since December 31, 2022, except as expressly contemplated by this Agreement, IAC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (b) since December 31, 2022, through the date of this Agreement there has not been any IAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of IAC, threatened against IAC, or any property or asset of IAC, before any Governmental Authority. Neither IAC nor any material property or asset of IAC, nor any of its current or former directors or officers (provided, that any of the following matters involving the directors or officers of IAC must be related to the Company’s or a Subsidiary’s business, equity securities or assets) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of IAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. In the past five (5) years, none of the current or former officers, senior management or directors of IAC have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 5.10  Board Approval.

(a) The IAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of IAC and its stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the net assets held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay Taxes and excluding the amount of any deferred underwriting discount), (iii) approved the transactions contemplated by this Agreement as a Business Combination, (iv) approved this Agreement and the Transactions and declared their advisability, and (v) resolved to recommend that the stockholders of IAC approve each of the matters requiring IAC Stockholder Approval, including each of the IAC Proposals, and directed that this Agreement and the Merger as well as the other IAC Proposals, be submitted for consideration by the stockholders of IAC at the IAC Stockholders’ Meeting.

(b) The board of directors of Merger Sub has approved and declared advisable, this Agreement and the Transactions, and IAC, in its capacity as the sole stockholder of Merger Sub shall approve and adopt this Agreement by written consent following its execution.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or the Transaction Documents.

Section 5.12 Brokers. Except as set forth on Section 5.12 of the IAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of IAC or Merger Sub.

Section 5.13 IAC Trust Fund. As of the date of this Agreement, IAC has no less than $10,000,000.00 in the trust fund established by IAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company, a New York Corporation (the “Trustee”) pursuant to the Investment Management Trust Agreement, made effective as of January 21, 2021, between IAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is a valid and binding obligation of IAC and is in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. IAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by IAC or the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between IAC and the Trustee that would cause the description of the Trust Agreement in the IAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of IAC, that would entitle any Person (other than stockholders of IAC who shall have elected to redeem their shares of IAC Class A Common Stock pursuant to the Redemption) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as set forth in IAC’s organizational documents and the Prospectus. As of the date hereof, there are no Actions pending or, to the knowledge of IAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, IAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to IAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of IAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of IAC who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement.

Section 5.14 Employees. Other than any officers as described in the IAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with IAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, IAC and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by IAC’s officers and directors in connection with activities on IAC’s behalf in an aggregate amount not in excess of the amount of cash held by IAC outside of the Trust Account, IAC has no unsatisfied material liability with respect to any officer or director. IAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15 Taxes.

(a) IAC and Merger Sub (i) have duly and timely filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all respects and were prepared in substantial compliance with all applicable Laws; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of IAC, for any Taxes of IAC as of the date of such financial statements that have not been paid.

(b) Neither IAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement or has a liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) Neither IAC nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code or any change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 965(h) of the Code on or prior to the Closing Date.

(d) Each of IAC and Merger Sub has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) Neither IAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither IAC nor Merger Sub has any liability for the Taxes of any Person (other than IAC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g) Neither IAC nor Merger Sub has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between IAC or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither IAC nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither IAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against IAC or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(k) There are no Tax Liens upon any assets of IAC or Merger Sub except for Permitted Liens.

(l) Neither IAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither IAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Neither IAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which IAC or Merger Sub does not file Tax Returns stating that IAC or Merger Sub is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, each of IAC and Merger Sub is, and has been since its formation, classified as a corporation.

(o) Neither IAC nor Merger Sub has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act, (ii) deferred any Taxes under Section 2302 of the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA, or (iii) with respect to (i) or (ii), any corresponding or similar provision of state, local or non-U.S. Tax law.

(p) IAC and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 5.16 Registration and Listing. The issued and outstanding IAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “INAQU.” The issued and outstanding shares of IAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “INAQ.” The issued and outstanding IAC Warrants that were included as part of the IAC Units (the “IAC Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “INAQW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of IAC, threatened in writing against IAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the IAC Units, the shares of IAC Class A Common Stock, or IAC Warrants or terminate the listing of IAC on the Nasdaq Capital Market. None of IAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the IAC Units, the shares of IAC Class A Common Stock, or the IAC Warrants under the Exchange Act.

Section 5.17 Registration Statement. IAC represents that the information supplied by IAC for inclusion in the Registration Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of IAC, (iii) the time of the IAC Stockholders’ Meeting, and (iv) the Effective Time; provided, however, that IAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to IAC by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 5.18 Affiliate Agreements. Except for, (x) in the case of any employee, officer or director, any employment Contract or (y) Contract with respect to the issuance of equity in IAC, to the knowledge of IAC, none of IAC or any of its Subsidiaries is a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any of IAC or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the IAC or its Subsidiaries as of the date hereof or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing that is required to be disclosed pursuant to Item 404 of Regulation S-K that has not been disclosed.

Section 5.19 IAC’s and Merger Sub’s Investigation and Reliance. Each of IAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by IAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. IAC and its Representatives have been provided with reasonable access to the Representatives, properties, offices and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company, its Subsidiaries and the Transactions. Neither IAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or the other Transaction Documents. Neither the Company nor any of its respective shareholders, Affiliates or Representatives shall have any liability to IAC or Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to IAC and Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions except as set forth in this Agreement and the other Transaction Documents. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the other Transaction Documents. IAC and Merger Sub each acknowledge and agreement to the representations and warranties set forth in Section 4.28 hereof.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with the terms hereof, except as (1) expressly required by any other provision of this Agreement or any other Ancillary Agreement, (2) expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, unless IAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to (A) preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations and (B) maintain all insurance policies of the Company or substitutes therefor.

(b) By way of amplification and not limitation, except as (1) expressly required by any other provision of this Agreement or any Ancillary Agreement, (2) as expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of IAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation, bylaws or other organizational documents;

(ii) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock (or comparable equity interest) of the Company or any of its Subsidiaries, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries, or engage in any hedging transaction with a third person with respect to any such securities; provided that the exercise or settlement of any Company Options in the ordinary course of business shall not require the consent of IAC; or (B) any material assets of the Company and its Subsidiaries taken as a whole;

(iii) acquire any equity interest or other interest in any other Person, enter into a joint venture or business association with any other Person or establish any Subsidiary;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (or comparable equity interest);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or comparable equity interest), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, copies of which have been provided or made available to IAC;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or otherwise or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets except, with respect to this clause (B), the incurrence of Indebtedness for borrowed money pursuant to the instruments listed on Section 6.01(b)(vi) of the Company Disclosure Schedule in an amount not to exceed $1,000,000 in the aggregate;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current director, officer, employee or consultant of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%; provided, that, any such increase shall only take the form of cash and shall not include any Equity Equivalents or any increase that would be required to be disclosed in a filing with the SEC on Form 8-K if the Company were subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, or (E) hire any new employee whose individual annual base compensation shall exceed $250,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, (4) enter into the retention agreements with executive officers, key employees or directors in the amounts set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, and (5) grant stock options pursuant to the second proviso of Section 6.01(b)(ii);

(viii) other than as required by Law or pursuant to the terms of a plan or an agreement entered into prior to the date of this Agreement and reflected and quantified on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any employee or director or officer of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice;

(ix) adopt, amend or terminate any Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except as may be required by applicable Law, as is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)  make, change, or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or surrender or forfeit any right to claim for refund, or make any change in its accounting or Tax policies or procedures, enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes, in each case except as required by applicable Law or in compliance with GAAP;

(xi) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any of its Subsidiaries’ respective material rights thereunder, in each case in a manner that is adverse to the Company and its Subsidiaries taken as a whole;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, or transfer or license to any Person any Company IP (excluding non-exclusive licenses of Company IP in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(xiii)  waive, release, assign, settle or compromise any Action (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only confidentiality obligations and the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 individually or $500,000 in the aggregate;

(xiv)  enter into, amend, modify or terminate or waive, assign or transfer any rights under any Lease;

(xv) acquire or dispose of any interest in real property or fail to exercise any rights of renewal under any Lease that by its terms would otherwise expire;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(xvii) enter into, renew, amend or terminate any Company Affiliate Agreement or any transaction with any Related Person, other than the Employment Agreements;

(xviii) fail to maintain its existence or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(xix) other than Contracts with suppliers and customers entered into in the ordinary course of business, enter into any Contract that would qualify as a Material Contract if entered into as of the date hereof;

(xx) make any capital expenditures (or commitment to make any capital expenditures) that exceed $1,000,000 in the aggregate, other than any (A) capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, which has been made available to IAC and (B) capitalized Contract costs associated with new or existing customers;

(xxi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xxii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xxiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xxiv) close or materially reduce its business activities, or effect any mass layoff or other mass personnel reduction, at any of its facilities;

(xxv) sell, lease, exclusively license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice;

(xxvi) enter into any agreement, or legally binding understanding or arrangement, with respect to the voting of equity securities of the Company;

(xxvii) take any action that would reasonably be expected to significantly delay or significantly impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxviii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; or

(xxix) enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from IAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to IAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of IAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02  Conduct of Business by IAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as set forth on Section 6.02 of IAC’s Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), IAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of IAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, , as set forth on Section 6.02 of the IAC Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither IAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the IAC Organizational Documents or Merger Sub Organizational Documents or form any subsidiary of IAC other than Merger Sub, other than to effectuate the IAC Second A&R Charter and the IAC A&R Bylaws;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the IAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the IAC Common Stock or IAC Warrants except for redemptions from the Trust Fund that are required pursuant to the IAC Organizational Documents;

(d) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of IAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including any phantom interest), of IAC or Merger Sub, except (i) in connection with conversion of the IAC Class B Common Stock pursuant to the IAC Organizational Documents, (ii) to permitted transferees under that certain letter agreement among IAC and certain other Persons entered into in connection with IAC’s initial public offering, and (iii) in connection with the Transactions;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(f) incur any Indebtedness or assume, guarantee, endorse or otherwise become responsible for any such indebtedness of another Person or Persons, make any loans or advances, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of IAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, in excess of $100,000 individually or $250,000 in the aggregate, except in the ordinary course of business, and provided, that this Section shall not prevent IAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, up to aggregate additional Indebtedness in an amount not to exceed $1,000,000;

(g) make any material tax election, amend a material Tax Return, settle or compromise any material United States federal, state, local or non-United States income Tax liability, change any method of accounting for Tax purposes or surrender any right to a refund of material Taxes;

(h) make any change in financial accounting methods, principles or practices of IAC, except insofar as may have been required by a change in GAAP or applicable Law;

(i) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other Person;

(j) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that result solely in customary confidentiality obligations and monetary obligations of IAC and its Subsidiaries not in excess of $250,000 individually or $500,000 in the aggregate;

(k) hire any employees or adopt, become obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan of IAC;

(l) enter into, renew or amend in any material respect, any Contract with any Affiliate of IAC;

(m) liquidate, dissolve, reorganize or otherwise wind up the business and operations of IAC or Merger Sub;

(n) amend the Trust Agreement in any manner adverse to IAC;

(o) take any action that would reasonably be expected to significantly delay or significantly impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(p) other than as set forth in the IAC Certificate of Incorporation, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of IAC prior to the Closing Date. Prior to the Closing Date, each of IAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Waiver of Claims Against Trust. Reference is made to the final prospectus of IAC, dated as of September 1, 2021, and filed with the SEC (Registration No. 333-258727) on September 2, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that IAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of IAC’s public stockholders (including overallotment shares acquired by IAC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, IAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their IAC Class A Common Stock pursuant to the Redemption in connection with the consummation of IAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if IAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by amendment to IAC’s organizational documents (currently extended as of the date hereof to June 7, 2024), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to IAC after or concurrently with the consummation of a Business Combination. For and in consideration of IAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its controlled Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transaction Documents or any proposed or actual business relationship between IAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its controlled Affiliates hereby irrevocably waives any Released Claims that the Company or any of its controlled Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with IAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with IAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by IAC and its Affiliates to induce IAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled Affiliates under applicable Law. To the extent the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to IAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against IAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its controlled Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its controlled Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to IAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of IAC, whether in the form of money damages or injunctive relief, IAC and its Representatives, as applicable, shall be entitled to recover from the Company and its controlled Affiliates the associated legal fees and costs in connection with any such action, in the event IAC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement. Notwithstanding anything to the contrary in this Section 6.03, any action by any non-controlled Affiliate of the Company that, if taken by the Company or one of its controlled Affiliates, would be a breach of this Section 6.03 shall constitute a breach of this Section 6.03 by the Company and for which the Company shall be liable.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 Registration Statements; Proxy Statement.

(a) After the execution of this Agreement, the Company (with the assistance and cooperation of IAC as reasonably requested by the Company) shall use commercially reasonable efforts to prepare and IAC shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) within ten (10) calendar days of the Company’s receipt of IAC’s auditor-reviewed interim financial statements, and if not within such period, as promptly as practicable thereafter, in connection with the registration under the Securities Act of the IAC Class A Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. The Registration Statement shall include for registration all shares of IAC Class A Common Stock issued under this Agreement, including the Earnout Shares.

(b) IAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the approval of the Business Combination (as defined in the IAC Certificate of Incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) the adoption and approval of the IAC Second A&R Charter (the “A&R Charter Proposal”), (iii) to the extent required by the Nasdaq listing rules, the approval of the issuance of the aggregate Per Share Stock Consideration and the Earnout Shares together with the IAC Class A Common Stock pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (iv) adjournment of the IAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vii) the approval of any other proposals reasonably agreed by IAC and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Second A&R Charter Proposal, and the Nasdaq Proposal, the “IAC Proposals”). The Proxy Statement shall also include the Redemption and the opportunity for the public holders of IAC’s Class A Common Stock to redeem such shares in accordance with the Redemption. Without the prior written consent of the Company, the IAC Proposals shall be the only matters (other than procedural matters) which IAC shall propose to be acted on by IAC’s stockholders at the IAC Stockholders’ Meeting.

(c) IAC and the Company each shall use their commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, IAC shall cause the Proxy Statement to be mailed to IAC Stockholders. Each of IAC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(d) IAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the IAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of IAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(e) If, at any time prior to the Effective Time, any event or circumstance relating to IAC or Merger Sub, or their respective officers or directors, should be discovered by IAC which should be set forth in an amendment or a supplement to the Registration Statement, IAC shall promptly inform the Company and as promptly as practicable file with the SEC such amendment or supplement and, to the extent required by applicable Law, mail it to the IAC stockholders. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform IAC. Each of IAC and the Company shall use its commercially reasonable efforts to cause all documents that IAC and the Company are responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement, will be provided by IAC or the Company, as the case may be, to the respective other party for review, and each of IAC and the Company shall give due consideration to any comments of such other party.

(f) IAC (with the assistance and cooperation of the Company as reasonably requested by IAC) agrees to file as soon as practicable after the filing of the amendment to the Registration Statement following the receipt of the first round of comments on the Registration Statement from the SEC, a registration statement on Form S-1 (the “Shelf”) to register the resale of the Shares (as defined in the Subscription Agreements) and the Registrable Securities (as defined in the Registration Rights Agreement) on a continuous basis in accordance with the provisions and requirements set forth in the Subscription Agreements and the Registration Rights Agreement, as applicable, and shall use commercially reasonable efforts (with assistance and cooperation of the Company as reasonably requested by IAC) to have the Shelf declared effective concurrently with the Closing or as soon as reasonably practicable thereafter. It is the intent of the Parties that the Shelf shall meet the obligations of IAC under the Subscription Agreements and the Registration Rights Agreement, as applicable; provided that the filing of the Shelf shall in no way be deemed to modify the terms of the Subscription Agreements or Registration Rights Agreement, as applicable.

Section 7.02 IAC Stockholders’ Meeting. IAC shall call and hold the IAC Stockholders’ Meeting as promptly as practicable after the Registration Statement becomes effective for the purpose of voting solely upon the IAC Proposals and for the purpose of effecting the Redemption; provided that IAC may postpone or adjourn the IAC Stockholders’ Meeting on one or more occasions upon the good faith determination by the IAC Board that such postponement or adjournment is necessary to (a) solicit additional proxies to obtain approval of the IAC Proposals, (b) obtain a quorum if one is not present at any then-scheduled IAC Stockholders’ Meeting or (c) ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the IAC Stockholders with adequate time for review prior to the IAC Stockholders’ Meeting. IAC (x) shall use its commercially reasonable efforts to obtain the approval of the IAC Proposals at the IAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the IAC Proposals, and (y) shall use its commercially reasonable efforts to take all other action necessary or advisable to secure the required vote or consent of its stockholders. The IAC Board shall recommend to its stockholders that they approve the IAC Proposals (the “IAC Board Recommendation”) and shall include the IAC Board Recommendation in the Proxy Statement, in each case, subject to the provisions of this Section 7.02. Except as required by applicable Law, neither the IAC Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the IAC Board Recommendation.

Section 7.03 Requisite Approval. Upon the terms set forth in this Agreement but in no event before the Registration Statement is declared effective by the SEC, the Company shall seek the written consent, in form and substance reasonably acceptable to IAC, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Merger and all other Transactions contemplated by this Agreement (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. In connection therewith, the Company, as promptly as practicable (A) shall establish the record date (which record date shall be mutually agreed with IAC) for determining the Company Stockholders entitled to provide such Written Consent, (B) shall cause the request for Company Stockholder Approval to be disseminated to the Company Stockholders in compliance with the Company Charter, bylaws, and applicable Law and (C) shall use commercially reasonable efforts to solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company Board shall recommend to the Company Stockholders that they approve and adopt this Agreement and approve the Merger and all other Transactions (the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to IAC the Company Board Recommendation.

Section 7.04 Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Effective Time, the Company and IAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.10(c). Notwithstanding the foregoing, neither the Company nor IAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement (the “Non-Disclosure Agreement”), between IAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05 Exclusivity.

(a) Exclusivity Obligations of the Company.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information about the Company to, any Person in connection with or that could reasonably be expected to lead to a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than IAC or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of outstanding shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company properties or assets.

(ii) In addition to the other obligations under this Section 7.05(a), the Company shall promptly (and in any event within 24 hours after receipt thereof by the Company or its representatives) advise IAC orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 7.05(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to IAC and that money damages would not provide an adequate remedy to IAC.

(b) Exclusivity Obligations of IAC.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, IAC shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives (including the Sponsor) to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding a IAC Acquisition Proposal; (B) enter into discussions or negotiations with, or furnish or disclose any non-public information about IAC to, any Person in connection with or that could reasonably be expected to lead to a possible IAC Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding a IAC Acquisition Proposal. IAC shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a IAC Acquisition Proposal. For purposes hereof, “IAC Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) with respect to a transaction (other than the transactions contemplated by this Agreement) involving a business combination with IAC. Any breach of the terms and provisions of this Section 7.05(b)(i) by any Affiliate of IAC or any of IAC’s or its Affiliate’s representatives, including the Sponsor (assuming that such Persons were directly bound by, and subject to, the terms and provisions of this Section 7.05(b)(i)) shall be deemed a breach by IAC.

(ii) In addition to the other obligations under this Section 7.05(b), IAC shall promptly (and in any event within 24 hours after receipt thereof by IAC or its representatives) advise the Company orally and in writing of any IAC Acquisition Proposal, any request for information with respect to any IAC Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an IAC Acquisition Proposal, the material terms and conditions of such request, IAC Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) IAC agrees that the rights and remedies for noncompliance with this Section 7.05(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

Section 7.06 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the organizational documents of the applicable D&O Indemnified Parties (as defined below), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were current or former directors and officers of the Company, IAC or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, IAC or Merger Sub (collectively, “D&O Indemnified Parties”), unless such modification shall be required by applicable Law. From and after the Effective Time, IAC agrees that it shall indemnify and hold harmless each of the D&O Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, IAC or Merger Sub, as applicable, would have been permitted under applicable Law, any indemnification agreements between the Company, IAC or Merger Sub and such D&O Indemnified Parties, the organizational documents of the applicable entity in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) From the date hereof, and for a period of six years from the Effective Time, IAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to IAC or its agents or Representatives in the Virtual Data Room) or IAC’s directors’ and officers’ liability insurance policy in effect prior to the Closing, in each case, on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) IAC may cause coverage to be extended under the current directors’ and officers’ liability insurance of the Company or IAC by obtaining a six-year “tail” policy at prevailing market rates containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.06(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, IAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and IAC with the post-Closing directors and officers of IAC, which indemnification agreements shall continue to be effective following the Closing.

Section 7.07 Notification of Certain Matters. The Company shall give prompt notice to IAC, and IAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with ARTICLE IX), the occurrence, or non-occurrence, of which causes or would reasonably be expected to cause any of the conditions set forth in ARTICLE VIII to fail; provided, however, that no such notice shall be deemed to cure such breach.

Section 7.08 Further Action; Commercially Reasonable Efforts.

(a) Except where a different efforts standard is expressly set forth herein, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action. IAC shall use commercially reasonable efforts to consummate the Redemption in accordance with the terms hereof and the Proxy Statement.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults (to the extent legally permissible) with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of IAC and the Company (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, IAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of IAC and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). IAC shall, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, IAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.09 shall prevent IAC or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

Section 7.10 Tax Matters.

(a) None of IAC, Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of IAC, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c) Any and all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid 50% by IAC and 50% by the Company. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter; provided, however, that in the event that the SEC requests or requires such a tax opinion, then the Company shall cause Brunson Chandler & Jones, PLLC, to deliver such tax opinion to the Company. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Intended Tax Treatment.

Section 7.11 Stock Exchange Listing.

(a) During the period from the date hereof until the Closing, IAC shall use its commercially reasonable efforts to list the IAC Class A Common to be issued in connection with the Transactions and IAC Warrants for trading on the Nasdaq.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to cause the shares of the IAC Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the Nasdaq under a ticker symbol to be mutually agreed upon in writing by the parties hereto, including by submitting prior to the Closing an initial listing application with the Nasdaq (the “Nasdaq Listing Application”) with respect to such shares, subject to official notice of issuance. IAC and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other parties hereto and shall otherwise reasonably assist and cooperate with such other parties in connection with the preparation, filing and distribution of the Nasdaq Listing Application. The Company will use its commercially reasonable efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by the Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to Nasdaq comments with respect thereto, will be made by the Company, IAC or Merger Sub or as applicable, without the other parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other parties hereto a reasonable opportunity to review and comment thereon. Each of the Company, IAC, and Merger Sub will promptly notify the other parties hereto upon the receipt of any comments from the Nasdaq or any request from the Nasdaq for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the Nasdaq, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from the Nasdaq and advise the other on any oral comments with respect to the Nasdaq Listing Application received from the Nasdaq. The Company will advise IAC, promptly after the Company receives notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the shares of IAC Class A Common Stock to be issued in connection with the Transactions for listing on the Nasdaq, subject only to official notice of issuance.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than 10 Business Days after the date of this Agreement, the Company and IAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act (if available).

(b) IAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person.

Section 7.13 Financial Statements; Periodic Reports.

(a) During the period from the date of this Agreement through the Closing, within 45 calendar days following the end of each three-month quarterly fiscal period, the Company shall deliver to IAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company and its Subsidiaries for the period from the date of the balance sheet contained in the Audited Annual Financial Statements through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to IAC copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

(b) The Company shall deliver to IAC within five (5) days from the date hereof true and complete copies of unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company and its Subsidiaries relating to any interim period required to be included in the Registration Statement pursuant to Form S-4 and Regulation S-X, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”), including for the interim period ending on June 30, 2023; provided that the Company shall have until November 14, 2023 to deliver the Unaudited Interim Financial Statements as of and for the periods ending September 30, 2022 and September 30, 2023.

(c) IAC shall exercise best efforts to file with the SEC its Quarterly Report on Form 10-Q for the quarter ending June 30, 2023 within five (5) days from the date hereof, but in no event later than October 31, 2023.

(d) Aside from the Form 10-Q for the quarter ending June 30, 2023 as contemplated by Section 7.13(d), during the period from the date of this Agreement through the Closing, IAC shall file with the SEC each periodic report required to be filed by IAC pursuant to the Exchange Act within the time period required by the Exchange Act to do so.

Section 7.14 Trust Account. As of the Effective Time, the obligations of IAC to dissolve or liquidate within a specified time period as contained in IAC’s Certificate of Incorporation will be terminated and, following the disbursement of funds in the Trust Account described in this Section 7.14, IAC shall have no obligation whatsoever to dissolve and liquidate the assets of IAC by reason of the consummation of the Merger or otherwise, and no stockholder of IAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, IAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to or at the Effective Time to, and the Trustee shall thereupon be obligated to, cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of IAC Common Stock in connection with the Redemption; (b) the payment of Outstanding IAC Transaction Expenses pursuant to Section 3.04(b); and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to the Surviving Corporation. Following such disbursement, IAC shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15 Directors. Subject to any limitation imposed under applicable Laws or Nasdaq listing requirements, IAC and the Company shall take all necessary action so that immediately after the Effective Time (and giving effect to the effectiveness of the IAC Second A&R Charter), the board of directors of IAC is comprised of the individuals (and each is assigned to his or her respective class of the board of directors and to committees of the board of directors) designated on Section 2.05(b) of the Company Disclosure Schedule. Pursuant to the IAC Second A&R Charter as in effect as of the Closing, the post-Closing board of directors of IAC shall consist of a minimum of 7 directors, of which at least 2 directors will be appointed by IAC.

Section 7.16 Stockholder Support Agreements. Within 24 hours of the execution of this Agreement, the Company shall deliver the Stockholder Support Agreements executed by the Requisite Stockholders.

Section 7.17 Certain Agreements. Prior to the Closing, upon the Company’s reasonable request, IAC shall cooperate with the Company to obtain an executed joinder to the Registration Rights Agreement from each Company Securityholder who will receive IAC Class A Common Stock in connection with the Transaction and who has not executed the Registration Rights Agreement prior to the time of the execution and delivery of this Agreement.

Section 7.18 Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the Contracts listed on Section 7.18 of the Company Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to the Company effective as of immediately prior to the Closing, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.19 Amendments to Ancillary Agreements. Prior to the Closing, neither IAC nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Ancillary Agreements.

Section 7.20 Employment Agreements. IAC shall use commercially reasonable efforts to execute and deliver to William Alessi, Chris Chumas, and Oscar Brito, and the Company shall use commercially reasonable efforts to cause each such individual to execute and deliver to the Company, the applicable Employment Agreement prior to the Closing.

Section 7.21 Payment of Loans; Issuance of Shares. At the Closing, (i) the Company or the Surviving Corporation shall pay off the loan from Polar Multi-Strategy Master Fund (“Polar”) up to a maximum of $1,000,000, (ii) the Company or the Surviving Corporation shall pay off the loans from Janbella Group, LLC (“Janbella”) up to a maximum of $1,000,000, (iii) and IAC shall issue to Polar and Janbella each a number of shares of Class A Common Stock equal to the amount paid off divided by $1.00.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party. The obligations of the Company, IAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) IAC Stockholder Approval. The IAC Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award after the date hereof which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The IAC Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(g) IAC Second A&R Charter. The IAC Certificate of Incorporation shall have been amended and restated by the IAC Second A&R Charter.

Section 8.02 Conditions to the Obligations of IAC and Merger Sub. The obligations of IAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries.), Section 4.02 (Articles of Incorporation and Bylaws), Section 4.03 (Capitalization) (other than clauses (a) and (g) thereof, which are subject to clause (ii) below), Section 4.04 (Authority Relative to This Agreement) and Section 4.21 (Brokers) shall each be true and correct as of the date hereof and as of the Closing Date except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.03(a) and Section 4.03(g)  shall be true and correct in all respects as of the date hereof and as of the Closing Date, (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) except for de minimis inaccuracies, and (iii) all other representations and warranties of the Company set forth in ARTICLE IV shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representation and warranty to be true and correct (whether as of the Closing Date or such earlier date), individually or in the aggregate, has not resulted in and would reasonably be expected to result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to IAC a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Financial Statements. The Company shall have delivered to IAC the Audited Financial Statements and the Unaudited Interim Financial Statements within the dates required by this Agreement.

(f) FIRPTA Certificate. At least two (2) days prior to the Closing, the Company shall deliver to IAC, in a form reasonably acceptable to IAC, a properly executed certification that Company Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by IAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) Termination of Certain Agreements. The Company shall have terminated the Contracts listed on Section 7.18 of the Company Disclosure Schedule.

(h) Consents. The Company shall have obtained each Company Consent set forth on Section 4.05(a) of the Company Disclosure Schedule.

(i) Dissenting Shares. Not more than five percent (5%) of the issued and outstanding shares of Company Shares shall constitute Dissenting Shares.

(j) Ancillary Agreements. Each of the Company and the Company Securityholders, as applicable, shall have duly executed and delivered to IAC a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(k) Secretary’s Certificate. IAC shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of: (i) the Company Charter, certified as of a recent date by the Division of Corporations of the State of Florida; (ii) the Company’s bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions contemplated hereby and thereby and the Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Florida.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of IAC and Merger Sub contained in (i) Section 5.01 (Corporate Organization), Section 5.02 (Governing Documents), Section 5.03 (Capitalization.) (other than clauses (a) and (e) thereof, which are subject to clause (ii) below), Section 5.04 (Authority Relative to This Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects (unless such representations and warranties are qualified or limited as to Material Adverse Effect or other materiality qualification, in which case those such representations and warranties shall be true and correct) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) Section 5.03(a) and Section 5.03(e) (Capitalization) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), except where the failure of such representations and warranties to be so true and correct would for de minimis inaccuracies, and (iii) all other representations and warranties of IAC and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving any effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a IAC Material Adverse Effect.

(b) Agreements and Covenants. IAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. IAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of IAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No IAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than the individual identified as a continuing director on Section 2.05(b) of the Company Disclosure Schedule, all members of the IAC Board and all officers of IAC shall have executed written resignations effective as of the Effective Time.

(f) Ancillary Agreements. Each of IAC, the Sponsor or other stockholder of IAC, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which IAC, the Sponsor or such other stockholder of IAC, as applicable, is a party.

Section 8.04  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to the Company, any Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or IAC, as follows:

(a)  by mutual written consent of IAC and the Company;

(b)  by written notice from either IAC or the Company to the other if the Effective Time shall not have occurred prior to June 7, 2024 (the “Outside Date”);

(c)  by written notice from either IAC or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d)  by written notice from either IAC or the Company to the other if IAC shall have failed to obtain the IAC Stockholder Approval at the IAC Stockholders’ Meeting (subject to any adjournment or recess of the meeting); provided, however, that this Agreement may not be terminated under this Section 9.01(d) by or on behalf of IAC if IAC or Merger Sub is in material breach or violation of Section 7.01 or Section 7.02;

(e)  by written notice from IAC to the Company if (i) the Company shall have failed to obtain the Company Stockholder Approval and deliver the Written Consent within five (5) Business Days after the Registration Statement becomes effective or (ii) the Company has failed to deliver to IAC the Stockholder Support Agreements executed by the Requisite Stockholders within 24 hours after the execution of this Agreement;

(f) by written notice from IAC to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that IAC has not waived in writing such Terminating Company Breach and IAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, IAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 20 days after notice of such breach is provided by IAC to the Company and (ii) the Outside Date; or

(g)  by written notice from the Company to IAC upon a breach of any representation, warranty, covenant or agreement on the part of IAC or Merger Sub set forth in this Agreement, or if any representation or warranty of IAC or Merger Sub set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating IAC Breach”); provided that the Company has not waived such Terminating IAC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating IAC Breach is curable by IAC or Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as IAC or Merger Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured within the earlier of (i) 20 days after notice of such breach is provided by the Company to IAC and (ii) the Outside Date.

Section 9.02 Effect of Termination.

(a)  Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, ARTICLE X, and any corresponding definitions set forth in ARTICLE I, or in the case of termination subsequent to a Willful Breach of this Agreement by such party prior to such termination subject to Section 6.03.

Section 9.03  Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04  Waiver. At any time prior to the Effective Time, (i) IAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of IAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of IAC or Merger Sub contained herein or in any document delivered by IAC or Merger Sub pursuant hereto and (c) waive compliance with any agreement of IAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to IAC or Merger Sub at or prior to the Closing:

Insight Acquisition Corp.
112 Two Holes of Water Road
East Hampton, NY 11937
Attention: Michael Singer
Email: msinger@insightacqcorp.com

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154

Attention: Mitchell Nussbaum
Email: mnussbaum@loeb.com

if to the Company:

Alpha Modus, Corp.

20311 Chartwell Center Dr., #1469

Cornelius, NC 28031

Attention: William Alessi
Email: balessi@alphamodus.com

with a copy to:

Brunson Chandler & Jones, PLLC

Walker Center, 14th Floor

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

Attention: Lance Brunson
Email: lance@bcjlaw.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. The representations and warranties of the Company and IAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or IAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and IAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or IAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company and IAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and this ARTICLE X and any corresponding definitions set forth in ARTICLE I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Federal and state courts located in New York, New York. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Federal and state courts located in New York, New York or, if any such court does not have jurisdiction, any court of the United States located in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), solely those Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

Section 10.12 Legal Representation. The parties agree that, notwithstanding the fact that Loeb & Loeb LLP (“Loeb”) may have, prior to the Closing, jointly represented IAC, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented IAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Loeb will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to IAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of IAC or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of IAC, Merger Sub, the Sponsor or any of their respective Affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by IAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by IAC or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[Signature Page Follows]

IN WITNESS WHEREOF, IAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSIGHT ACQUISITION CORP.

By:	/s/ Michael Singer
Name:	Michael Singer
Title:	Executive Chairman

IAC MERGER SUB INC.

By :	/s/ Michael Singer
Name:	Michael Singer
Title:	Chief Executive Officer

ALPHA MODUS, CORP.

By:	/s/ William Alessi
Name:	William Alessi
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex 1

Earnout Merger Consideration

This Annex 1 sets forth the terms for the calculation of the number (if any) of $13.00 Company Earnout Shares, $15.00 Company Earnout Shares and $18.00 Company Earnout Shares, as applicable, as well as the terms for the calculation of the number (if any) of the Escrowed Sponsor Shares that shall be released from escrow. Terms used but not defined in this Annex 1 shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex 1 is a part.

For purposes of this Annex 1, “Closing Share Price” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the Closing Share Price cannot be calculated for such security on such date(s) on any of the foregoing bases, the Closing Share Price of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by IAC.

1. $13.00 Share Price Milestone.

If the Closing Share Price of IAC Class A Common Stock equals or exceeds $13.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs at least 180 days after the Closing Date and on or prior to the 5-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$13.00 Share Price Milestone”, and such date is referred to as the “$13.00 Share Price Milestone Date”), then (i) IAC shall issue as promptly as practicable to each holder of Company Common Stock, a number of shares of IAC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 733,334 shares (such shares being referred to as the “$13.00 Company Earnout Shares”), and (ii) IAC shall cause 250,000 of the Escrowed Sponsor Shares to be released from escrow to Sponsor as promptly as practicable.

2. $15.00 Share Price Milestone.

If the Closing Share Price of IAC Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs at least 180 days after the Closing Date and on or prior to the 5-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone”, and such date is referred to as the “$15.00 Share Price Milestone Date”), then (i) IAC shall as promptly as practicable issue to each holder of Company Common Stock, a number of shares of IAC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 733,333 shares (such shares being referred to as the “$15.00 Company Earnout Shares”), and (ii) IAC shall cause 250,000 of the Escrowed Sponsor Shares to be released from escrow to Sponsor as promptly as practicable.

[Annex 1-1]

3. $18.00 Share Price Milestone.

If the Closing Share Price of IAC Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs at least 180 days after the Closing Date and on or prior to the 5-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$18.00 Share Price Milestone”, and such date is referred to as the “$18.00 Share Price Milestone Date”), then (i) IAC shall as promptly as practicable issue to each holder of Company Common Stock, a number of shares of IAC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 733,333 shares (such shares being referred to as the “$18.00 Company Earnout Shares” and, together with the $13.00 Company Earnout Shares and the $15.00 Company Earnout Shares, the “Earnout Shares” or the “Company Earnout Shares”), and (ii) IAC shall cause 250,000 of the Escrowed Sponsor Shares to be released from escrow to Sponsor as promptly as practicable.

4. For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Company Earnout Shares to be issued in connection with such Milestone shall be cumulative with any Company Earnout Shares earned prior to such time and the Escrowed Sponsor Shares to be released from escrow to Sponsor shall be cumulative with any Escrowed Sponsor Shares released prior to such time in connection with the achievement of any other Milestone; provided that, for the avoidance of doubt, the Company Earnout Shares in respect of each Milestone will be issued and earned only once and the aggregate Company Earnout Shares issued shall in no event exceed 2,200,000 shares of IAC Class A Common Stock.

5. If, at or following the 5-year anniversary of the Closing Date, the $13.00 Share Price Milestone, $15.00 Share Price Milestone, and/or the $18.00 Share Price Milestone have not occurred, none of the Earnout Shares that related to that particular Milestone shall be issued, and the Escrowed Sponsor Shares that have not been released from escrow to Sponsor shall automatically without further action be forfeited and deemed cancelled.

6. In the event that after the Closing and prior the 5-year anniversary of the Closing Date, there is a Change of Control, the $13.00 Share Price Milestone, $15.00 Share Price Milestone, and/or the $18.00 Share Price Milestone, as applicable, shall be deemed to have occurred to the extent any such Milestone has not been achieved prior to the date of such Change of Control.

7. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

a. any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of IAC in substantially the same proportions as their ownership of stock of IAC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of IAC representing more than 50% of the combined voting power of IAC’s then outstanding voting securities or (y) has or acquires control of the IAC Board;

[Annex 1-2]

b. a merger, consolidation, reorganization or similar business combination transaction involving IAC, and, immediately after the consummation of such transaction or series of transactions, either (x) the IAC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of IAC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

c. the sale, lease or other disposition, directly or indirectly, by IAC of all or substantially all of the assets of IAC and its Subsidiaries, taken as a whole, other than such sale, lease or other disposition by IAC of all or substantially all of the assets of IAC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned, directly or indirectly, by stockholders of IAC.

8. If IAC shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of IAC Class A Common Stock, the number of Earnout Shares issuable hereunder (and the number of Escrowed Sponsor Shares to be released), and the stock price targets set forth in, paragraphs 1, 2 and 3 of this Annex 1, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective (which shall be the “ex” date, if any, with respect to any such event).

[Annex 1-3]

EXHIBIT A

Form of Stockholder Support Agreement

[Intentionally omitted – filed separately]

EXHIBIT B

Form of Amended & Restated Registration Rights Agreement

[Intentionally omitted – filed separately]

EXHIBIT C

Form of Company Confidentiality and Lock-Up Agreement

[Intentionally omitted – filed separately]

EXHIBIT E

Form of Sponsor Lock-Up Agreement

[Intentionally omitted – filed separately]

EXHIBIT F

Form of Stockholder Support Agreement

[Intentionally omitted – filed separately]

EXHIBIT G

Form of Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INSIGHT ACQUISITION CORP.

_________, 2023

Insight Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Insight Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 20, 2021 and was amended on July 29, 2021. An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 1, 2021 and was amended on March 6, 2023 and September 6, 2023 (the “Amended and Restated Certificate”).

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.	The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Insight Acquisition Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 201,000,000, each with a par value of $0.0001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is (a) 200,000,000 shares of Class A common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

ARTICLE V
CAPITAL STOCK

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

a. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter properly submitted to a vote of stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

b. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends and other distributions on the Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock on an equal priority, pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors from time to time to issue any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

ARTICLE VI
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL, this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, hereby designated Class I, Class I and Class III. The initial Class I Director of the Corporation shall be [●]; the initial Class II Directors of the Corporation shall be [●]; and the initial Class III Directors of the Corporation shall be [●]. The Class I Director shall serve for a term expiring at the first annual meeting of the stockholders following the filing of this Second Amended and Restated Certificate, the Class II Directors, when appointed in accordance with this Second Amended and Restated Certificate and the Bylaws, shall serve for a term expiring at the second annual meeting of the stockholders following the filing of this Second Amended and Restated Certificate, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of the stockholders following the filing of this Second Amended and Restated Certificate. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, death or removal.

C. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office only (i) with cause and (ii) only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of any outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. In furtherance and not in limitation of the powers conferred upon it by law or statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the Directors then in office. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws by the affirmative vote of at least a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote on such adoption, amendment or repeal, voting together as a single class; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII
NO ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS;

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII
LIMITED LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection or increase the liability of any director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX
ANTITAKEOVER

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X
INDEMNIFICATION

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X shall only be prospective and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

B. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII
AMENDMENT

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary or any provision of law which might otherwise permit a lesser vote or no vote, in addition to any vote required by applicable law or by this Second Amended and Restated Certificate, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other circumstances shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Insight Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

INSIGHT ACQUISITION CORP.

Name:
Title:

EXHIBIT H

Form of Amended and Restated Bylaws

AMENDED AND RESTATED Bylaws

of

INSIGHT ACQUISITION CORP.

Article I—Corporate Offices

1.1 Registered Office. The address of the registered office of Insight Acquisition Corp. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting. Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (b) by a stockholder present in person (1) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5(ii)(a), or (3) the tenth day following the date of public disclosure of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c) As to each Nominating Person, (1) a representation that the Nominating Person is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (2) a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(d) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the Stockholder Information (as defined in Section 2.4(iii)(a)), except that for purposes of this Section 2.6 the term “proposed nominee” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a)), background (including name, age, business address and residence address, without limitation), qualifications (including principal occupation or employment, without limitation), stock ownership, and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (4) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election, (5) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director and (6) if elected as a director of the Corporation, acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and all its stockholders.

(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines as adopted and modified from time to time.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business. At every meeting of the stockholders, the Chairperson of the Board, or, in the Chairperson’s absence, a person designated by the Chairperson, or, in the absence of such designation, a person chosen by the Board, shall act as chair and preside over the meeting. The Secretary of the Corporation or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint a secretary of the meeting, shall act as secretary of such meeting and keep the minutes thereof. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting. Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock entitled to vote held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. For purposes of the preceding sentence, a “plurality of the votes cast” shall mean that the individuals with the highest number of votes cast by the holders of shares entitled to vote in the election at the meeting are elected as Directors up to the maximum number of directors to be elected. Unless otherwise required by the Certificate of Incorporation, or as otherwise determined by the Chairperson of the Board, the election of directors shall be by written ballot. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting (excluding abstentions and broker non-votes) and entitled to vote on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, including authorizing the proxy to receive, or to waive, notice of any stockholders meetings within the effective period of such proxy. Each stockholder may appoint a proxy to vote or otherwise act for the stockholder by signing an appointment form, either personally or by the stockholder’s attorney-in-fact or by transmitting or authorizing the transmission of an electronic submission to the person who will be the holder of the proxy, a proxy solicitation firm or a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission; provided that such electronic submission either contains or is accompanied by information from which it can be determined that the electronic submission was transmitted or authorized by the stockholder. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A copy, facsimile telecommunication or other reliable reproduction of a writing or electronic submission authorized by this Section 2.13 may be used instead of the original writing or electronic submission for any and all purposes for which the original writing or electronic submission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete copy of the entire original writing or electronic submission. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the stockholder at any meeting of stockholders held within the time provided in the appointment form. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. The presence of a stockholder who has filed a proxy at a meeting shall not of itself constitute a revocation of such proxy. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.14 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election. Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the next annual meeting and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or committee thereof may be taken without a meeting if the action is taken by all members of the Board or such committee. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in accordance with the DGCL. A consent signed under this Section 3.9 shall have the same effect as a unanimous meeting vote of all members of the Board or committee thereof and may be described as such in any document.

3.10 Participation by Conference Telephone. The Board or committee thereof may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone or video conference, by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

3.11 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors. The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any Bylaw of the Corporation.

4.2 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined as set forth in the charter of the applicable committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates. The shares of the Corporation may be issued in book-entry form or represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends. The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock. Transfer of shares of the Corporation shall be made on the books of the Corporation by the holder of record thereof, or by the stockholder’s attorney thereunto duly authorized in writing and filed with the Secretary of the Corporation or any of its transfer agents, and on surrender of the certificate or certificates (if any) representing such shares, with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Transfer Agents and Registrars. The Corporation and its transfer agents and registrars, shall be entitled to treat the holder of record of any share or shares as the holder in fact and absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable or other claim to or interest in such share or shares on the part of any other person whether or not it or they shall have express or other notice thereof, except as otherwise expressly provided by the statutes of the State of Delaware.

7.14 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and

(c) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (A) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (B) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification

9.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, or trustee or in any other capacity while serving as a director, officer, employee, agent, or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees and expenses, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 9.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

9.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 9.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees and expenses) incurred in defending or participating as a witness in any proceeding to such indemnitee in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article (which shall be governed by Section 9.3) (any such payment, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee in such indemnitee’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including service to an employee benefit plan) shall, subject to applicable provisions of the DGCL, be made solely upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 9.1 and 9.2 or otherwise.

9.3 Right of Indemnitee to Bring Suit. If an indemnitee’s claim under Section 9.1 or 9.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a written claim for advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification under this Article (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in Delaware law or these Bylaws. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses under this Article or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses, as the case may be, under this Article or otherwise shall be on the Corporation.

9.4 Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee, or agent of the Corporation and as to action in any other capacity.

9.5 Nature of Rights. The rights conferred upon indemnitees in this Article shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article that adversely affects any right of any indemnitee or any of its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Article X —Amendments

The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the Directors then in office. The stockholders of the Corporation shall also have power to adopt, by the affirmative vote of at least a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote on such adoption, amendment or repeal, voting together as a single class; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article XI—Definitions

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

[Remainder of page intentionally left blank.]